Exhibit 99.1

MEDNAX Reports GAAP EPS of $1.07 for 2009 Fourth Quarter

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--February 5, 2010--MEDNAX, Inc. (NYSE: MD), the national medical group providing hospital-based neonatal, anesthesia and pediatric physician services and office-based maternal-fetal and pediatric cardiology physician services, reported earnings per share for the three months ended December 31, 2009, of $1.07 on a GAAP basis, or $1.00 per share when adjusted to exclude the favorable impact of a legal settlement and lower tax rate for the period.

“Our results for the 2009 fourth quarter reflect a Company that continues its successful execution of a proven growth strategy that attracts physicians to our national group practice and delivers ongoing operating efficiencies,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX, Inc. “These operating results demonstrate our financial strength, including our solid balance sheet and cash flow from operations, which gives us confidence in our ability to grow our operations and to provide value-added services to physicians.”

For the three months ended December 31, 2009, MEDNAX’s net patient service revenue was $333.3 million, up 12 percent from $297.8 million for the comparable 2008 period, and included strong growth from acquisitions, as well as organic growth.

Overall same-unit revenue grew by 4.6 percent for the 2009 fourth quarter over the prior-year period. Growth from reimbursement-related factors was 2.7 percent, and the percentage of services reimbursed under government programs was essentially unchanged from the 2009 third quarter. For the 2009 fourth quarter, same-unit revenue growth attributable to patient volume was 1.9 percent across all of the Company’s services. Patient volume at neonatal intensive care units (NICUs) staffed by the Company’s physicians was essentially flat, declining by 0.1 percent for the 2009 fourth quarter when compared to the prior-year period.

When presented on a GAAP basis, MEDNAX’s results from operations for the three months ended December 31, 2009 include items that make comparisons difficult. MEDNAX believes that comparisons to prior periods should be made on a non-GAAP basis after adjusting the following items:

  Increasing general and administrative expense by $1.8 million to exclude proceeds related to the favorable settlement of a legal issue; and
  Increasing the Company’s tax provision by $1.7 million, net, to exclude a reduction in tax reserves due to the expiration of statutes of limitations, newly implemented state tax-planning strategies and the tax impact related to the proceeds from the legal settlement.

For the three months ended December 31, 2009, MEDNAX’s non-GAAP operating income was $77.4 million, an increase of 18 percent from $65.4 million for the comparable prior-year period. Operating margin increased by 128 basis points to 23.23 percent, non-GAAP, for the 2009 fourth quarter from 21.95 percent for the comparable 2008 period.

MEDNAX’s margin improvement was largely attributable to lower practice salaries and benefits expense, as a percent of net patient service revenue, resulting from the mix of practices acquired by the Company during the previous 12 months as well as revenue growth at same-unit practices that generated operating efficiencies for the period.

For the 2009 fourth quarter, MEDNAX’s net income was $47.0 million, non-GAAP, a 20 percent increase from $39.0 million for the comparable prior-year period. Earnings per share of $1.00, non-GAAP, for the 2009 fourth quarter is based on a weighted average 47.1 million shares outstanding and compares with EPS of 85 cents, based on 45.9 million shares outstanding, for the 2008 fourth quarter. On a GAAP basis, MEDNAX’s net income was $50.4 million, or $1.07 per share, for the 2009 fourth quarter.

Cash flow from operations for the 2009 fourth quarter was $72.9 million, and the Company used $48.0 million of its cash for practice acquisitions during the period and to make contingent purchase price payments for previously completed acquisitions. MEDNAX acquired an anesthesia group practice based in Wilmington, North Carolina, and two neonatal group practices providing care to patients in Covington, Louisiana, and Alexandria, Louisiana, during the 2009 fourth quarter.

MEDNAX had cash and cash equivalents of $26.5 million at December 31, 2009, and accounts receivable were $164.4 million. The Company had $50 million outstanding on its $350 million revolving credit facility at December 31, 2009.

MEDNAX’s results from operations for the 12 months ended December 31, 2009, are presented on a GAAP basis and include net patient service revenue of $1.3 billion, up 21 percent from $1.1 billion for 2008. Same-unit revenue increased by 5.1 percent during 2009, when compared with 2008, which was comprised of same-unit growth related to volume of 3.2 percent, and same-unit growth related to reimbursement-related factors of 1.9 percent. Same-unit NICU volume grew by 1.7 percent for 2009 when compared with 2008.

Operating income for 2009 was $288.9 million, up 19 percent from $242.0 million for 2008. Income from continuing operations and net income were $175.8 million in 2009, or $3.78 per share based on a weighted average 46.5 million shares outstanding. This compares with income from continuing operations of $146.7 million, or $3.11 per share for 2008. Net income for 2008 was $169.2 million, or $3.59 per share, for 2008, based on a weighted average 47.2 million shares outstanding and included income from discontinued operations of $22.5 million, or 48 cents per share, related to the sale of the Company’s metabolic screening laboratory.

For 2009, MEDNAX generated cash flow from operations of $241.4 million. The Company used $151.3 million to complete 11 physician group practice acquisitions during the year and to make contingent purchase price payments for previously completed acquisitions. In addition, the Company reduced amounts outstanding under its revolving credit facility by $89.5 million during 2009.

2010 First Quarter Outlook

MEDNAX expects to earn 78 cents to 84 cents per share for the 2010 first quarter. This outlook anticipates a range for same-unit NICU patient volume of 1 percent lower to as much as 1 percent higher for the 2010 first quarter, when compared with the 2009 first quarter, as well as an assumption that the percentage of services reimbursed under government programs for the 2010 first quarter will be as much as one percentage point higher to as much as one percentage point lower than for the 2009 fourth quarter.

MEDNAX’s outlook anticipates contributions from practice acquisitions within its neonatal, maternal-fetal and pediatric cardiology physician services to contribute to 2010 first quarter earnings. During 2010, MEDNAX expects to invest approximately $100 million to acquire group practices within those specialties.

There are several seasonal issues that affect MEDNAX’s operating results. In the first quarter, the Company’s neonatal revenue is lower, on a sequential basis, because there are fewer calendar days than in the fourth quarter. In addition, Social Security payroll tax expenses incurred by MEDNAX are higher at the beginning of every year as compared to the fourth quarter of the year. These seasonal revenue and expense items impact the Company’s revenue, operating income, net income and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the three months ended December 31, 2009, related to operating income, operating margin, net income and earnings per share which is adjusted as set forth below. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile non-GAAP financial information to net income per common share, which MEDNAX believes are the most comparable GAAP measures:

	Three Months Ended December 31, 2009
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Net patient service revenue	$333,288		$333,288

Operating expenses:
Practice salaries and benefits	199,500		199,500
Practice supplies and other operating expenses	13,693		13,693
General and administrative expenses	36,569	$1,763	38,332
Depreciation and amortization	4,342		4,342

Total operating expenses	254,104		255,867

Income from operations	79,184		77,421
Operating margin	23.76%		23.23%

Investment income	382		382
Interest expense	(506)		(506)

Income before income taxes	79,060		77,297

Income tax provision	(28,659)	(1,680)	(30,339)

Net income	$50,401	$(3,443)	$46,958

Per common and common equivalent share data (diluted):
Net income	$1.07	$(0.07)	$1.00

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,054		47,054

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call at 10 a.m. (EST) today to discuss the quarterly results and outlook for the 2010 first quarter. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon (EST) today through midnight (EST) February 19, 2010, by dialing 800-475-6701, access code 143645. The replay will also be available at www.mednax.com.

About MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 275 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 550 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,450 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc. Consolidated Statements of Income (Unaudited)

	Three Months Ended				12 Months Ended
	December 31,				December 31,
	2009		2008		2009		2008
	(in thousands, except for per share data)

Net patient service revenue		$333,288		$297,815		$1,288,264	$1,068,277

Operating expenses:
Practice salaries and benefits		199,500		181,590		783,493	643,445
Practice supplies and other operating expenses		13,693		13,379		52,232	44,767
General and administrative expenses		36,569		33,444		147,162	124,965
Depreciation and amortization		4,342		4,020		16,448	13,071

Total operating expenses		254,104		232,433		999,335	826,248

Income from operations		79,184		65,382		288,929	242,029

Investment income		382		537		1,682	2,982
Interest expense		(506)		(1,747)		(2,911)	(3,593)

Income from continuing operations before income taxes		79,060		64,172		287,700	241,418

Income tax provision		(28,659)		(25,187)		(111,896)	(94,736)

Income from continuing operations		50,401		38,985		175,804	146,682

Income from discontinued operations, net of income taxes		---		---		---	22,519

Net income		$50,401		$38,985		$175,804	$169,201

Per common and common equivalent share data (diluted):

Income from continuing operations		$1.07		$0.85		$3.78	$3.11

Income from discontinued operations	$	---	$	---	$	---	$0.48

Net income		$1.07		$0.85		$3.78	$3.59

Weighted average shares used in computing net income per common and common equivalent share (diluted)		47,054		45,897		46,471	47,161

Balance Sheet Highlights (Unaudited)

	As of	As of
	Dec. 31, 2009	Dec. 31, 2008
	(in thousands)
Assets:
Cash and cash equivalents	$26,503	$14,346
Short-term investments	5,380	20,764
Accounts receivable, net	164,444	162,395
Other current assets	96,338	87,396
Other assets, property and equipment	1,396,685	1,211,973
Total assets	$1,689,350	$1,496,874

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$346,470	$302,584
Total debt	50,443	140,114
Other liabilities	102,339	89,038
Total liabilities	499,252	531,736
Shareholders' equity	1,190,098	965,138
Total liabilities and shareholders' equity	$1,689,350	$1,496,874

Other Operating Data
	12 Months Ended December 31,
	2009	2008
Number of:
Births	744,202	730,049
NICU Admissions	90,567	86,865
NICU Patient days	1,658,845	1,566,485

CONTACT:
MEDNAX, Inc.
Bob Kneeley, Director, Investor Relations, 954-384-0175 x-5300
bob_kneeley@mednax.com